Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference, in the Current Report on Form 8-K of ATS Corporation (formerly known as Federal Services Acquisition Corporation) dated January 16, 2007, of our report dated March 23, 2006, except for notes D and F which are dated September 27, 2006 and note B[6] which is dated November 3, 2006, related to the financial statements of Federal Services Acquisition Corporation as of December 31, 2005 and for the period from April 12, 2005 (date of inception) through December 31, 2005, as included in the definitive proxy statement of Federal Services Acquisition Corporation dated December 11, 2006.

/s/ Eisner LLP
New York, New York
January 17, 2007

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